[GRAPHIC OMITTED][GRAPHIC OMITTED]


CONTACTS: Richard M. Ubinger                                   June Filingeri
          Vice President of Finance,                           President
          Chief Financial Officer and Treasurer                Comm-Partners LLC
          (412) 257-7606                                       (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

             UNIVERSAL STAINLESS REPORTS 2008 FIRST QUARTER RESULTS
       - DILUTED EPS OF $0.70 ON SALES OF $56.8 MILLION EXCEEDS FORECAST-
                      - BACKLOG INCREASES TO $88 MILLION -

         BRIDGEVILLE, PA, APRIL 24, 2008 - UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC. (NASDAQ: USAP) reported today that sales for the first quarter of 2008 were $56.8 million, which is in line with $56.2 million reported in the first quarter of 2007. Net income for the 2008 first quarter was $4.7 million, or $0.70 per diluted share, compared with $6.8 million, or $1.00 per diluted share, in the first quarter of 2007.

         These results exceeded the Company's forecast for the first quarter of 2008 of sales in the range of $50 to $55 million and diluted EPS in the range of $0.60 to $0.65.

         Nickel costs were more stable in the 2008 first quarter compared to their high volatility in 2007 and were substantially lower than their level at March 31, 2007. The change in nickel costs reduced gross margins for the Company's Dunkirk segment for the first quarter of 2008 by an estimated $157,000 (FIFO charge), equivalent to $0.02 per diluted share, compared with an increase (FIFO benefit) of $1.2 million, equivalent to $0.12 per diluted share, in the first quarter of 2007. The swing in the FIFO effect combined with a change in product mix reduced company-wide gross margins in the first quarter of 2008 compared with the same period of 2007.

         The Company's tax rate for the first quarter of 2008 was 33% compared to 35% in first quarter of 2007. The benefit of this rate change was equivalent to $0.02 per diluted share.

         Cash flow from operations was $208,000 for the first quarter of 2008 and capital expenditures were $3.1 million. Inventories remained level with the 2007 fourth quarter, while receivables increased due to the sequential increase in revenues.

         President and CEO Dennis Oates commented: "Solid demand in our key markets combined with better than expected sales of power generation and tool steel products enabled us to exceed our forecast for the first quarter of 2008. In total, our sales to the power generation market rose an estimated 34% sequentially and 15% over the first quarter of 2007, while tool steel sales increased 25% over the fourth quarter of 2007 and 28% year-over-year. Our sales to the petrochemical market also improved sequentially, rising an estimated 30% from the 2007 fourth quarter, and matched the first quarter of 2007. Our sales to the aerospace market increased an estimated 5% from the fourth quarter of 2007, but were 15% lower than the first quarter a year ago. While aerospace demand remains very strong, our aerospace sales go through service centers and forgers, which continue to demonstrate conservative buying patterns and report pockets of excess inventory. We have not changed our view that service centers and forgers will, by necessity, return to more normal buying levels in the second half of the year."

          Mr. Oates continued: "We made progress on several priorities in the first quarter. One of the highest was to add a Vice President of Sales and Marketing, and we were pleased to announce earlier this week that Chris Zimmer has joined our team. Our focus is to accelerate sales growth by further penetrating our domestic markets as well as expanding into international sales. We are now in conversations with potential partners and new customers in North America, South America, Europe, Russia and India. This is a long-term process, but we are pleased by the initial response and have several trial orders underway, including some for new products.

          "Operational improvement is another area of high priority for us. We are progressing with the start-up of our new state-of-the-art high temperature annealing system in Dunkirk and remain on track to have it fully operational by the end of the current second quarter.

          "In a further move to realize Dunkirk's potential and improve efficiency company-wide, we will relocate the round bar finishing operation in Bridgeville to Dunkirk, where it will replace inefficient multi-step equipment with advanced continuous-process capability. We expect to reduce the round bar production cycle in Dunkirk by as much as two weeks resulting in a payback that is less than one year. It also will enable Bridgeville to focus on its core competency, the manufacture of semi-finished products including tool steel plate."

          Mr. Oates concluded: "We expect continued incremental improvement in our financial performance as reflected in our forecast for the second quarter of 2008. We expect our operational improvement to be more substantial as we continue to enhance our productivity and improve customer service levels. Our overall goal is to further accelerate our growth."

SEGMENT REVIEW
--------------

         For the first quarter of 2008, the UNIVERSAL STAINLESS & ALLOY PRODUCTS SEGMENT had sales of $48.2 million and operating income of $4.9 million, yielding an operating margin of 10%. This compares with sales of $48.2 million and operating income of $7.2 million, or 15% of sales, in the first quarter of 2007. In the fourth quarter of 2007, sales were $43.4 million and operating income was $3.2 million, or 7% of sales.

         While segment sales matched those of the first quarter of 2007, pounds shipped increased 6% mainly due to higher shipments of billet product to reroll customers and of tool steel plate to service centers. These increases were offset by lower shipments of semi-finished products to forgers and of finished bar products to service centers. The shift in product mix resulted in the lower operating margin compared to the first quarter of 2007. Sales increased 11% over the fourth quarter of 2007, while pounds shipped rose 16%, due to increased shipments to all product and customer categories, with the exception of bar products to service centers, which were down 9% sequentially. The sequential improvement in operating margin was due to the higher shipment volume.

         The DUNKIRK SPECIALTY STEEL SEGMENT reported sales of $20.1 million and operating income of $2.8 million for the first quarter of 2008, resulting in an operating margin of 14%, which included the FIFO charge of $157,000. That compares with sales of $20.4 million and operating income of $3.8 million, or 19% of sales, in the first quarter of 2007, which included an estimated FIFO benefit of $1.2 million. In the fourth quarter of 2007, sales were $18.7 million and operating income was $2.2 million, or 12% of sales, and included a FIFO charge of $53,000.

         Dunkirk's sales and pounds shipped were in line with the first quarter of 2007, with higher shipments to service centers offset by lower shipments of rod and wire products to redrawers. The decline in the operating margin from the first quarter of 2007 mainly reflected the change in the FIFO effect resulting from the impact of nickel price changes in the applicable periods. Dunkirk's sales rose 7% over the fourth quarter of 2007, while pounds shipped increased 11%. The increased shipments in all categories, except rod and wire products to redrawers, accounted for the sequential improvement in operating margin.

BUSINESS OUTLOOK
----------------

The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

         The Company estimates that sales for the second quarter of 2008 will range from $55 to $60 million and that diluted EPS will range from $0.70 to $0.75. This compares with sales of $62.1 million and diluted EPS of $0.87, in the second quarter of 2007. Results in the prior year second quarter included a FIFO benefit estimated at approximately $1.2 million, equivalent to $0.12 per diluted share, offset by an $800,000 charge, equivalent to $0.08 per diluted share, related to a legal settlement, and an inventory adjustment of $1.0 million, equivalent to $0.11 per diluted share, related to the sharp drop in nickel prices at the end of the quarter.

The following factors were considered in developing the estimates for the second quarter of 2008:

o The Company's total backlog at March 31, 2008 rose to approximately $88 million, from $85 million at December 31, 2007. The increased backlog is primarily attributable to an order received for power generation applications destined for Europe.

o Sales from the Dunkirk Specialty Steel segment are expected to approximate $20 million in the second quarter of 2008. It is assumed that there will be no FIFO benefit or charge at the Dunkirk operation.

o The cost to relocate the round bar finishing facility from Bridgeville to Dunkirk is $700,000, equivalent to $0.07 per share, which will be expensed in the current and third quarter of 2008. The earnings forecast assumes that the relocation expense will approximate $200,000, equivalent to $0.02 per diluted share, in the second quarter of 2008.

WEBCAST
         A simultaneous Webcast of the Company's conference call discussing the first quarter of 2008 and the second quarter outlook, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company's website at www.univstainless.com, and thereafter archived on the website. A telephone replay of the conference call will be available beginning at 12:00 noon (Eastern) today and continuing through May 1st. It can be accessed by dialing 706-645-9291, passcode 41470894. This is a toll call.

ABOUT UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
------------------------------------------------

         Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

FORWARD-LOOKING INFORMATION SAFE HARBOR
---------------------------------------

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE "SAFE HARBOR" PROVISION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHERS, RISKS ASSOCIATED WITH THE RECEIPT, PRICING AND TIMING OF FUTURE CUSTOMER ORDERS, RISKS ASSOCIATED WITH SIGNIFICANT FLUCTUATIONS THAT MAY OCCUR IN RAW MATERIAL AND ENERGY PRICES, RISKS ASSOCIATED WITH THE MANUFACTURING PROCESS, LABOR AND PRODUCTION YIELDS, RISKS RELATED TO PROPERTY, PLANT AND EQUIPMENT, AND RISKS RELATED TO THE ULTIMATE OUTCOME OF THE COMPANY'S CURRENT AND FUTURE LITIGATION AND REGULATORY MATTERS. CERTAIN OF THESE RISKS AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) OVER THE LAST 12 MONTHS, COPIES OF WHICH ARE AVAILABLE FROM THE SEC OR MAY BE OBTAINED UPON REQUEST FROM THE COMPANY.


                           - FINANCIAL TABLES FOLLOW -

                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                              FINANCIAL HIGHLIGHTS
              (Dollars in thousands, except per share information)
                                   (Unaudited)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                For the Quarter Ended
                                                        March 31,
                                                  2008         2007
                                                  ----         ----
     NET SALES
Stainless steel                            $    42,028     $   39,570
Tool steel                                       9,107          7,097
High-strength low alloy steel                    4,011          6,234
High-temperature alloy steel                     1,146          2,745
Conversion services                                525            489
Other                                               28            104
                                            ----------      ---------
    Total net sales                             56,845         56,239
Cost of products sold                           46,779         43,020
Selling and administrative expenses              3,075          2,554
                                            ----------      ---------
    Operating income                             6,991        10,665
Interest expense                                   (28)         (227)
Other income                                        87             4
                                            ----------      --------
    Income before taxes                          7,050        10,442
Income tax provision                             2,327         3,655
                                            ----------      --------
    Net income                             $    4,723    $     6,787
                                            =========     ==========
Earnings per share - Basic                 $     0.71    $      1.03
                                            =========     ==========
Earnings per share - Diluted               $     0.70    $      1.00
                                            =========     ==========
Weighted average shares of
Common Stock outstanding
    Basic                                   6,662,972      6,621,307
    Diluted                                 6,771,240      6,761,157


                           MARKET SEGMENT INFORMATION

                                                For the Quarter Ended
                                                       March 31,
                                                  2008         2007
                                                  ----         ----
     NET SALES
Service centers                            $    29,234     $   29,105
Forgers                                          9,018         12,574
Rerollers                                       11,239          7,192
Original equipment manufacturers                 5,441          4,877
Wire redrawers                                   1,369          1,898
Conversion services                                525            489
Other                                               19            104
                                            ----------      ---------
    Total net sales                        $    56,845     $   56,239
                                            ==========      =========

Tons shipped                                    11,767         11,157
                                            ==========      =========

                            BUSINESS SEGMENT RESULTS

UNIVERSAL STAINLESS & ALLOY PRODUCTS SEGMENT
                                                For the Quarter Ended
                                                       March 31,
                                                  2008           2007
                                                  ----           ----
     NET SALES
Stainless steel                            $    27,310     $   24,996
Tool steel                                       8,424          6,159
High-strength low alloy steel                    1,113          4,000
High-temperature alloy steel                       569         1,230
Conversion services                                357            327
Other                                               10             86
                                            ----------        -------
                                                37,783         36,798
Intersegment                                    10,415         11,367
                                            ----------        -------
    Total net sales                             48,198         48,165
Material cost of sales                          23,339         21,231
Operation cost of sales                         17,790         18,017
Selling and administrative expenses              2,138          1,718
                                            ----------        -------
    Operating income                       $    4,931      $    7,199
                                            =========       =========

DUNKIRK SPECIALTY STEEL SEGMENT
                                                For the Quarter Ended
                                                       March 31,
                                                  2008          2007
                                                  ----          ----
     NET SALES
Stainless steel                            $    14,718     $   14,574
Tool steel                                         683            938
High-strength low alloy steel                    2,898          2,234
High-temperature alloy steel                       577          1,515
Conversion services                                168            162
Other                                               18             18
                                            ----------      ---------
                                                19,062         19,441
Intersegment                                       988            999
                                            ----------      ---------
    Total net sales                             20,050         20,440
Material cost of sales                          11,839         11,196
Operation cost of sales                          4,489          4,587
Selling and administrative expenses                937            836
                                            ----------      ---------
    Operating income                       $     2,785     $    3,821
                                            ==========      =========

                           CONSOLIDATED BALANCE SHEET


                                                              March 31,       December 31,
                                                                2008               2007
                                                                ----               ----
     ASSETS
Cash                                                  $          10,795     $         10,648
Accounts receivable, net                                         34,675               27,501
Inventory                                                        65,535               65,572
Other current assets                                              4,800                5,537
                                                        ---------------       --------------
    Total current assets                                        115,805              109,258
Property, plant & equipment, net                                 56,069               54,271
Other assets                                                        925                  767
                                                        ---------------       --------------
    Total assets                                      $         172,799      $       164,296
                                                        ===============       ==============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Trade accounts payable                                $          14,750     $         13,983
Outstanding checks in excess of bank balance                      4,804                2,064
Accrued employment costs                                          3,638                5,307
Accrued income tax payable                                        2,145                  330
Current portion of long-term debt                                   389                  383
Other current liabilities                                           971                1,270
                                                        ---------------       --------------
    Total current liabilities                                    26,697               23,337
Long-term debt                                                    1,348                1,453
Deferred taxes                                                    9,844                9,904
                                                        ---------------       --------------
    Total liabilities                                            37,889               34,694
Stockholders' equity                                            134,910              129,602
                                                        ---------------       --------------
    Total liabilities and stockholders' equity        $         172,799      $       164,296
                                                        ===============       ==============

                    CONSOLIDATED STATEMENT OF CASH FLOW DATA
                   For the Three-month Period Ended March 31,


                                                                   2008               2007
                                                                   ----               ----
Cash flows provided by operating activities:
  Net income                                           $          4,723      $         6,787
  Adjustments to reconcile to net cash
    provided by operating activities:
      Depreciation and amortization                                 982                  899
      Loss on retirement of fixed assets                            286                    -
      Deferred tax increase                                          91                  113
      Stock based compensation expense                              195                  100
      Tax benefit from share-based payment
       arrangements                                                (183)                (799)
  Changes in assets and liabilities:
      Accounts receivable, net                                   (7,174)               (3,609)
      Inventory                                                      37                (5,621)
      Trade accounts payable                                        767                 2,071
      Accrued employment costs                                   (1,669)                 (522)
      Accrued income tax payable                                  1,815                 1,814
      Other, net                                                    338                 1,302
                                                        ---------------       ---------------
Cash flow provided by operating activities                          208                 2,535
                                                        ---------------       ---------------
Cash flow used in investing activities:
  Capital expenditures                                           (3,092)               (1,253)
                                                        ---------------       ---------------
Cash flow used in investing activities                           (3,092)               (1,253)
                                                        ---------------       ---------------
Cash flows used in financing activities:
  Revolving credit net repayments                                     -                (5,149)
  Long-term debt repayments                                         (99)                 (589)
  Net change in outstanding checks in excess
    of bank balance                                               2,740                   899
  Proceeds from issuance of common stock                            207                   731
  Tax benefit from share-based payment
    arrangements                                                    183                   799
                                                        ---------------       ---------------
Cash flow provided by (used in) financing                         3,031                (3,309)
    activities
                                                        ---------------       ---------------
    Net cash flow                                      $            147      $         (2,027)
                                                        ===============       ===============
